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                                                                     EXHIBIT 99

                     PEOPLE'S PREFERRED CAPITAL CORPORATION



                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

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                                    CONTENTS



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I.    AUDIT COMMITTEE PURPOSE                                     1

II.   AUDIT COMMITTEE COMPOSITION AND MEETINGS                    2

III.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

      REVIEW PROCEDURES                                           3

      INDEPENDENT (EXTERNAL) AUDITORS                             3

      INTERNAL AUDIT FUNCTION AND LEGAL COMPLIANCE                5

      OTHER AUDIT COMMITTEE RESPONSIBILITIES                      5




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                             AUDIT COMMITTEE CHARTER


The New York Stock Exchange (NYSE), the National Association of Securities Dealers (NASD), and the Nasdaq Stock Market, Inc. ("Nasdaq") each require that all listed companies adopt formal audit committee charters. This charter is intended to comply with the new listing requirements and disclosure requirements of the Securities and Exchange Commission ("SEC").


I.  AUDIT COMMITTEE PURPOSE

The Audit Committee of People's Preferred Capital Corporation ("PPCC") is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities include the following:

o Monitor the integrity of PPCC's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

o Monitor the independence and performance of PPCC's independent auditors and internal auditors.

o Provide an avenue of communication among the independent auditors, internal auditors, management, and the Board of Directors.

o  Report to the Board of Directors.

o Encourage adherence to, and continuous improvement of, PPCC's policies, procedures, and practices at all levels.

o  Review areas of potential significant financial risk to PPCC.

o  Monitor compliance with legal and regulatory requirements.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors and the internal auditors, as well as anyone in the organization. The Audit Committee has the ability to retain, at PPCC's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

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II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent. "Independent director" means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director will not be considered "independent" if he or she:

(a) is or has been employed by the corporation or its affiliates in the current or past three years;

(b) accepts or has accepted any compensation from the corporation or its affiliates in excess of $60,000 during the previous fiscal year (except for board service, retirement plan benefits, or non-discretionary compensation);

(c) is an immediate family member who is, or has been in the past three years, employed by the corporation or its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

(d) is or has been a partner, controlling shareholder or an executive officer of any for-profit business of which the corporation made, or from which it received, payments (other than those which arise solely from investments in the corporation's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

(e) is or has been employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

All members of the Committee shall have a basic understanding of finance and accounting and shall be able to read and understand fundamental financial statements, including PPCC's balance sheet, income statement and cash flow statement (or become able to do so within a reasonable period of time after his or her appointment to the Committee). At least one member of the Committee shall have past employment experience in finance or accounting, a requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.


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The Committee shall meet four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet privately in executive session at least annually with management, the internal auditors, the independent auditors, and as a Committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, shall communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.


III.  AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

REVIEW PROCEDURES

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the Charter included as an appendix to PPCC's proxy statement at least every three years in accordance with SEC regulations.

2. Review PPCC's annual audited financial statements prior to filing or distribution and recommend to the Board of Directors that the audited financial statements be included in PPCC's Annual Report on Form 10-K. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with management, the independent auditors, and the internal auditors, consider the integrity of PPCC's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditors together with management's responses, including the status of previous recommendations.

4. The Audit Committee, or at least two designees of the Audit Committee, will review with financial management and the independent auditors PPCC's quarterly financial results prior to the release of earnings and/or PPCC's quarterly financial statements prior to filing or distribution. Discuss any significant changes to PPCC's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards ("SAS") 61 (see item 9).



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INDEPENDENT (EXTERNAL) AUDITORS

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensation to be paid to the independent auditors. Review and approve requests for significant management consulting engagements to be performed by the independent auditors' firm and be advised of any other significant study undertaken at the request of management that is beyond the scope of the audit engagement letter.

7. On an annual basis, the Committee shall receive the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committee) and shall review and discuss with the independent auditors their independence.

8. Review the independent auditors audit plan and engagement letter - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with American Institute of Certified Public Accountants SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of PPCC's accounting principles as applied in its financial reporting.

11. Discuss with management and the independent auditors the quality of the accounting principles and underlying estimates used in the preparation of PPCC's financial statements.

12. Discuss with the independent auditors the clarity of the financial disclosure practices used or proposed by PPCC.

13. Inquire as to the independent auditor's views about whether management's choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices.


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INTERNAL AUDIT FUNCTION AND LEGAL COMPLIANCE

14. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit function, as needed. The internal audit function shall be responsible to senior management but have a direct reporting responsibility to the Board of Directors through the Committee. Changes to the internal audit structure shall be subject to Committee approval.

15. Review the appointment, performance, and replacement of the senior internal audit executive or internal audit outsource service provider.

16. Review significant reports prepared by the internal auditors together with management's response and follow-up to these reports.

17. On at least an annual basis, review with PPCC's counsel, any legal matters that could have a significant impact on the organization's financial statements, PPCC's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

18. Review all reports concerning any significant fraud or regulatory noncompliance that occurs at PPCC. This review shall include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.


OTHER AUDIT COMMITTEE RESPONSIBILITIES

19. Annually prepare a report to shareholders as required by the SEC. The report shall be included in the PPCC's annual proxy statement.

20. Perform any other activities consistent with this Charter, PPCC's Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

21. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.